CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Income Securities due 2024	$1,000,000	$92.70

January 2022

Pricing Supplement No. 3,745
Registration Statement Nos. 333-250103; 333-250103-01
Dated January 21, 2022
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Fixed Income Securities due October 24, 2024

Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal. Instead, the securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 5.85%. At maturity, if the final index value of each underlying index is greater than or equal to 70% of the respective initial index value, which we refer to as the downside threshold level, the payment at maturity will be, in addition to the final quarterly coupon, the stated principal amount. If, however, the final index value of any underlying index is less than its downside threshold level, the payment at maturity will be, in addition to the final quarterly coupon, the stated principal amount multiplied by the index performance factor of the worst performing underlying index. In this scenario, investors will be fully exposed to the decline in the worst performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlying index. Because the payment at maturity is based on the worst performing of the underlying indices, a decline beyond the respective downside threshold level of any underlying index will result in a significant loss of your investment even if the other underlying indices have appreciated or have not declined as much. Investors will not participate in any appreciation in any of the underlying indices. The securities are for investors who are willing to risk their principal based on the worst performing of the underlying indices in exchange for an opportunity to earn interest at a potentially above-market rate. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	NASDAQ-100 Index® (the “NDX Index”), Dow Jones Industrial AverageSM (the “INDU Index”) and S&P 500® Index (the “SPX Index”)
Aggregate principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January 21, 2022
Original issue date:	January 26, 2022 (3 business days after the pricing date)
Maturity date:	October 24, 2024
Quarterly coupon:	A fixed coupon at an annual rate of 5.85% (corresponding to approximately $14.625 per quarter per security) will be paid on each coupon payment date.
Payment at maturity:

The payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount.

If the final index value of any underlying index is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

Initial index value:

With respect to the NDX Index: 14,438.40, which is the index closing value of such index on the pricing date

With respect to the INDU Index: 34,265.37, which is the index closing value of such index on the pricing date

With respect to the SPX Index: 4,397.94, which is the index closing value of such index on the pricing date

Downside threshold level:

With respect to the NDX Index: 10,106.88, which is 70% of the initial index value for such index

With respect to the INDU Index: 23,985.759, which is 70% of the initial index value for such index

With respect to the SPX Index: 3,078.558, which is 70% of the initial index value for such index

Final index value:	With respect to each underlying index, the respective index closing value on the final observation date
Worst performing underlying index:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon payment dates:

Quarterly, on April 26, 2022, July 26, 2022, October 26, 2022, January 26, 2023, April 26, 2023, July 26, 2023, October 26, 2023, January 25, 2024, April 25, 2024, July 25, 2024 and the maturity date; provided that if any such day is not a business day, that quarterly coupon will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.

Final observation date:	October 21, 2024, subject to postponement for non-index business days and certain market disruption events.
CUSIP / ISIN:	61773HM30 / US61773HM305
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$972.30 per security. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$2.50	$997.50
Total	$1,000,000	$2,500	$997,500

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $997.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)See “Use of proceeds and hedging” on page 29.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020  Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Investment Overview

Fixed Income Securities

Principal at Risk Securities

Fixed Income Securities due October 24, 2024 Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index (the “securities”) do not guarantee the repayment of principal. Instead, the securities offer the opportunity for investors to earn a fixed quarterly coupon at an annual rate of 5.85%. At maturity, if the final index value of each underlying index is greater than or equal to 70% of the respective initial index value, which we refer to as the downside threshold level, the payment at maturity will be, in addition to the final quarterly coupon, the stated principal amount. If, however, the final index value of any underlying index is less than its downside threshold level, the payment at maturity will be, in addition to the final quarterly coupon, the stated principal amount multiplied by the index performance factor of the worst performing underlying index. In this scenario, investors will be fully exposed to the decline in the worst performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlying index.

Maturity:	Approximately 2.75 years
Quarterly coupon:	A quarterly coupon at an annual rate of 5.85% (corresponding to approximately $14.625 per quarter per security) will be paid on the securities on each coupon payment date.
Payment at maturity:

The payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount.

If the final index value of any underlying index is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

January 2022  Page 2

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $972.30.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the quarterly coupon rate and the downside threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

January 2022  Page 3

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed quarterly coupon at an annual rate of 5.85%. The securities are for investors who are willing to risk their principal based on the worst performing of the underlying indices in exchange for an opportunity to earn interest at a potentially above-market rate. The following scenarios are for illustrative purposes only to demonstrate how the payment at maturity is calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the payment at maturity may be less than 70% of the stated principal amount and could be zero. Investors will not participate in any appreciation in any underlying index.

Scenario 1: Investors receive principal back at maturity.

Investors receive the quarterly coupon for each interest period. On the final observation date, each underlying index closes at or above its respective downside threshold level. The payment due at maturity will be, in addition to the final quarterly coupon, the stated principal amount. Investors will not participate in any appreciation in any underlying index.

Scenario 2: Investors suffer a substantial loss of principal at maturity.

Investors receive the quarterly coupon for each interest period. On the final observation date, one or more underlying indices close below the respective downside threshold level(s). At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero.

January 2022  Page 4

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Underlying Indices Summary

NASDAQ-100 Index®

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on January 21, 2022:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	14,438.40
52 Weeks Ago:	13,404.99
52 Week High (on 11/19/2021):	16,573.34
52 Week Low (on 3/8/2021):	12,299.08

For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement. Furthermore, for additional historical information, see “NASDAQ-100 Index® Historical Performance” below.

Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. Information as of market close on January 21, 2022:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	34,265.37
52 Weeks Ago:	31,176.01
52 Week High (on 1/4/2022):	36,799.65
52 Week Low (on 1/29/2021):	29,982.62

For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement. Furthermore, for additional historical information, see “Dow Jones Industrial AverageSM Historical Performance” below.

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 21, 2022:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,397.94
52 Weeks Ago:	3,853.07
52 Week High (on 1/3/2022):	4,796.56
52 Week Low (on 1/29/2021):	3,714.24

January 2022  Page 5

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement. Furthermore, for additional historical information, see “S&P 500® Index Historical Performance” below.

January 2022  Page 6

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity. The following examples are for illustrative purposes only. You will receive a fixed quarterly coupon (including at maturity) at a rate of 5.85% per annum, regardless of the performance of the underlying indices. The amount you will receive at maturity, if any, will be determined by reference to the final index value of each underlying index on the final observation date. The actual initial index value and downside threshold level for each underlying index are set forth on the cover of this document. All payments on the securities, if any, are subject to our credit risk. The below examples are based on the following terms:

Quarterly Coupon:	5.85% per annum (corresponding to approximately $14.625 per quarter per security*)
Payment at Maturity:

The payment at maturity will be, in addition to the final quarterly coupon, as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount.

If the final index value of any underlying index is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the NDX Index: 16,000 With respect to the INDU Index: 34,000 With respect to the SPX Index: 3,500
Hypothetical Downside Threshold Level:

With respect to the NDX Index: 11,200, which is 70% of the hypothetical initial index value for such index

With respect to the INDU Index: 23,800, which is 70% of the hypothetical initial index value for such index

With respect to the SPX Index: 2,450, which is 70% of the hypothetical initial index value for such index

* The actual quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical quarterly coupon of $14.625 is used in these examples for ease of analysis.

January 2022  Page 7

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

How to calculate the payment at maturity:

	Final Index Value			Payment at Maturity (in addition to the quarterly coupon of $14.625 for the final interest period)
	NDX Index	INDU Index	SPX Index
Example 1:	16,900 (at or above the downside threshold level)	36,000 (at or above the downside threshold level)	3,900 (at or above the downside threshold level)	$1,000 (the stated principal amount)
Example 2:	17,000 (at or above the downside threshold level)	13,600 (below the downside threshold level)	2,200 (below the downside threshold level)	$1,000 × index performance factor of the worst performing underlying = $1,000 × (13,600 / 34,000) = $400
Example 3:	6,400 (below the downside threshold level)	30,000 (at or above the downside threshold level)	1,720 (below the downside threshold level)	$1,000 × (6,400 / 16,000) = $400
Example 4:	4,800 (below the downside threshold level)	13,600 (below the downside threshold level)	1,400 (below the downside threshold level)	$1,000 × (4,800 / 16,000) = $300
Example 5:	6,400 (below the downside threshold level)	10,200 (below the downside threshold level)	1,400 (below the downside threshold level)	$1,000 × (10,200 / 34,000) = $300

In example 1, the final index values of the NDX Index, the INDU Index and the SPX Index are at or above their downside threshold levels. Therefore, investors receive at maturity the stated principal amount of the securities (in addition to the quarterly coupon for the final interest period). However, investors do not participate in the appreciation of any underlying index.

In examples 2 and 3, the final index value of one of the underlying indices is at or above its downside threshold level but the final index value of the other two underlying indices are below their respective downside threshold levels. Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index (in addition to the quarterly coupon for the final interest period).

Similarly, in examples 4 and 5, the final index value of each underlying index is below its respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index (in addition to the quarterly coupon for the final interest period). In example 4, the NDX Index has declined 70% from its initial index value to its final index value, the INDU Index has declined 60% from its initial index value to its final index value and the SPX Index has declined 60% from its initial index value to its final index value. Therefore, the payment at maturity equals (in addition to the quarterly coupon for the final interest period) the stated principal amount multiplied by the index performance factor of the NDX Index, which is the worst performing underlying index in this example. In example 5, the NDX Index has declined 60% from its initial index value, the INDU Index has declined 70% from its initial index value to its final index value and the SPX Index has declined 60% from its initial index value to its final index value. Therefore the payment at maturity equals (in addition to the quarterly coupon for the final interest period) the stated principal amount multiplied by the index performance factor of the INDU Index, which is the worst performing underlying index in this example.

If the final index value of ANY underlying index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less than $700 per security and could be zero.

January 2022  Page 8

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of principal. If the final index value of any underlying index is less than its downside threshold level of 70% of its initial index value, you will be exposed to the decline in the closing value of the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis, and you will receive for each security that you hold at maturity, in addition to the final quarterly coupon, an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 70% of the stated principal amount and could be zero.

￭Investors will not participate in any appreciation in any underlying index. Investors will not participate in any appreciation in any underlying index from the initial index value for such index, and the return on the securities will be limited to the fixed quarterly coupons paid during the term of the securities.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective downside threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlying indices,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index, odividend rates on the securities underlying the underlying indices,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying indices and changes in the constituent stocks of such indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if any underlying index has closed near or below its downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of any underlying index based on its historical performance. The value of any underlying index may close below the respective downside threshold level(s) on the final observation date so that you lose more than 30% or all of your initial investment in the securities. There can be no assurance that the closing value of each underlying index will be at or above their respective downside threshold levels on the final observation date so that you do not suffer a significant loss on your initial investment in the securities. See “NASDAQ-100 Index® Historical Performance”, “Dow Jones Industrial AverageSM Historical Performance” and “S&P 500® Index Historical Performance” below.

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Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity or on any coupon payment date, and therefore you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not participate in any positive performance of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2.75-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices,

January 2022  Page 10

Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the downside threshold level for such underlying index, which is the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities could affect the value of an underlying index on the final observation date, and, accordingly, the amount of cash you receive at maturity, if any (depending also on the performance of the other underlying indices).

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and downside threshold level for each underlying index, and the payment at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Additional Terms—Calculation agent,” “—Market disruption event,” “—Postponement of the final observation date,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the worst performing underlying index, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. For example, the IRS could seek to treat the securities as debt instruments subject to Treasury regulations governing contingent payment debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be

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Principal at Risk Securities

recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of each underlying index with respect to the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of each underlying index. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If any underlying index has declined to below its respective downside threshold level as of the final observation date, you will be fully exposed to the decline in the worst performing underlying index over the term of the securities on a 1-to-1 basis, even if the other underlying indices have appreciated or have not declined as much. Under this scenario, the value of any such payment will be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of each underlying index.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of sustaining a significant loss on your investment than if the securities were linked to just one index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With three underlying indices, it is more likely that any underlying index will close below its downside threshold level on the final observation date than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the final observation date, the determination of the amount payable at maturity will be based on the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such

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Principal at Risk Securities

discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, as compared to the downside threshold level (depending also on the performance of the other underlying indices).

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Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

NASDAQ-100 Index® Historical Performance

The following graph sets forth the daily closing values of the NDX Index for the period from January 1, 2017 through January 21, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDX Index for each quarter in the period from January 1, 2017 through January 21, 2022. The closing value of the NDX Index on January 21, 2022 was 14,438.40. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance. No assurance can be given as to the level of the NDX Index on the final observation date.

NDX Index Daily Closing Values January 1, 2017 to January 21, 2022

*The black line in the graph indicates the downside threshold level of 10,106.88, which is 70% of the initial index value.

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Principal at Risk Securities

NASDAQ-100 Index®	High	Low	Period End
2017
First Quarter	5,439.74	4,911.33	5,436.23
Second Quarter	5,885.30	5,353.59	5,646.92
Third Quarter	6,004.38	5,596.96	5,979.30
Fourth Quarter	6,513.27	5,981.92	6,396.42
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter (through January 21, 2022)	16,501.77	14,438.40	14,438.40

Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

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Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Dow Jones Industrial AverageSM Historical Performance

The following graph sets forth the daily closing values of the INDU Index for the period from January 1, 2017 through January 21, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the period from January 1, 2017 through January 21, 2022. The closing value of the INDU Index on January 21, 2022 was 34,265.37. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The INDU Index has at times experienced periods of high volatility, and you should not take the historical values of the INDU Index as an indication of its future performance. No assurance can be given as to the level of the INDU Index on the final observation date.

INDU Index Daily Closing Values January 1, 2017 to January 21, 2022

*The black line in the graph indicates the downside threshold level of 23,985.759, which is 70% of the initial index value.

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Principal at Risk Securities

Dow Jones Industrial AverageSM	High	Low	Period End
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter	30,606.48	26,501.60	30,606.48
2021
First Quarter	33,171.37	29,982.62	32,981.55
Second Quarter	34,777.76	33,153.21	34,502.51
Third Quarter	35,625.40	33,843.92	33,843.92
Fourth Quarter	36,488.63	34,002.92	36,338.30
2022
First Quarter (through January 21, 2022)	36,799.65	34,265.37	34,265.37

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

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Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

S&P 500® Index Historical Performance

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2017 through January 21, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the period from January 1, 2017 through January 21, 2022. The closing value of the SPX Index on January 21, 2022 was 4,397.94. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance. No assurance can be given as to the level of the SPX Index on the final observation date.

SPX Index Daily Closing Values January 1, 2017 to January 21, 2022

*The black line in the graph indicates the downside threshold level of 3,078.558, which is 70% of the initial index value.

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter (through January 21, 2022)	4,796.56	4,397.94	4,397.94

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Underlying index publisher:	With respect to the NDX Index, Nasdaq, Inc. or any successor thereof. With respect to each of the INDU Index and the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof.
Denominations:	$1,000 per security and integral multiples thereof
Interest period:

The quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:

One business day prior to the related scheduled coupon payment date; provided that any quarterly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Trustee:	The Bank of New York Mellon, a New York banking corporation
Calculation agent:

The calculation agent for the securities will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the quarterly coupon and the payment at maturity, if any, shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the securities shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each coupon payment date or at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:

With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Market disruption event:

With respect to each underlying index, market disruption event means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

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Principal at Risk Securities

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Postponement of the final observation date:

The final observation date is subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If a market disruption event with respect to any underlying index occurs on the scheduled final observation date, or if the final observation date is not an index business day with respect to any underlying index, the index closing value solely for such underlying index for such date will be determined on the immediately succeeding index business day on which no market disruption event will have occurred with respect to such affected underlying index; provided that the final index value for any underlying index will not be determined on a date later than the fifth scheduled index business day after the scheduled final observation date, and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent will determine the index closing value of such underlying index on such date in accordance with the formula for calculating such underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting such underlying index.

Postponement of coupon payment dates (including the maturity date):

If any scheduled coupon payment date is not a business day, that quarterly coupon shall be paid on the next succeeding business day. If, due to a market disruption event or otherwise, the final observation date with respect to any underlying index is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date shall be postponed to the second business day following the final observation date as postponed, by which date the index closing value of each underlying index has been determined and no adjustment shall be made to the payment at maturity.

Discontinuance of an underlying index; alteration of method of calculation:

If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments

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Principal at Risk Securities

shall be made by the calculation agent to the relevant initial index value and downside threshold level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, the final observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the securities.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two

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Principal at Risk Securities

business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final observation date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as quarterly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the quarterly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Book entry security or certificated security:

Book entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the securities, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.

Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•certain dealers and traders in securities or commodities;

•investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts; or

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-

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Principal at Risk Securities

U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)  a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the worst performing underlying index; and

(ii)  a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 1.5863% per annum, paid quarterly, and that the remaining portion of the coupon payments on the securities is attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

Underlying Index

Coupon Rate

Yield on the Deposit

Put Premium

SPX

NDX

INDU

5.85% p.a.

1.5863% p.a.

4.2637% p.a.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities should generally be taxable to a

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Principal at Risk Securities

U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Worst Performing Underlying Index upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than

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Principal at Risk Securities

the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

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Principal at Risk Securities

•the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

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Principal at Risk Securities

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of an underlying index, and, as a result, increase the downside threshold level for such underlying index, which is the level at or above which such underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying indices). These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of such underlying index on the final observation date, and, accordingly, the amount of cash you receive at maturity, if any (depending also on the performance of the other underlying indices).

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $997.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

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Morgan Stanley Finance LLC

Fixed Income Securities due October 24, 2024
Based on the Worst Performing of the NASDAQ-100 Index®, the Dow Jones Industrial AverageSM and the S&P 500® Index
Principal at Risk Securities

interest:

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities, for its own account. The agent must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or the securities underlying the underlying indices in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

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